As filed with the Securities and Exchange Commission on November 13, 2008
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORTHOFIX INTERNATIONAL N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7 Abraham de Veerstraat Curacao, Netherlands Antilles	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Stock Options Granted Pursuant to
Inducement Grant Nonqualified Stock Option Agreement
between
Orthofix International N.V. and Robert S. Vaters
(Full title of the plan)

Orthofix International N.V.
800 Boylston Street
39th Floor
The Prudential Tower
Boston, Massachusetts 02199
(617) 912-9210
(Name, address and telephone number of agent for service)

Copies to:

Jonathan B. Newton
Baker & McKenzie LLP
Pennzoil Place, South Tower
711 Louisiana, Suite 3400
Houston, Texas 77002
(713) 427-5000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.10 per share (“Common Stock”)	150,000	(1)	$12.62	$1,893,000	$74.45

(1)
150,000 shares of Common Stock of Orthofix International N.V. (the “Company”) being registered hereby relate to a certain stock option agreement between the Company and Robert S. Vaters, the Company’s Executive Vice President and Chief Financial Officer.  In addition, this Registration Statement, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), shall cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of Common Stock.

(2)
The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices for the shares of Common Stock reported on the Nasdaq Global Select Market on November 12, 2008.

EXPLANATORY NOTE

This Registration Statement is filed by the Company to register securities issuable upon the exercise of stock options granted to Robert S. Vaters (“Vaters”), the Company’s Executive Vice President and Chief Financial Officer, pursuant to that certain Inducement Grant Nonqualified Stock Option Agreement between the Company and Vaters dated September 9, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information. *

_________________________

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made part of this Registration Statement; provided, however, that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K:

(a)           The Company’s Annual Report on Form 10-K (Commission File No. 0-19961) for the fiscal year ended December 31, 2007, filed on February 29, 2008;

(b)           All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2007; and

(c)           The description of the Company’s shares of Common Stock contained in the Company’s Registration Statement on Form F-1 (Commission File No. 33-46245), filed with the Commission on March 6, 1992 under the Securities Act.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K), after the date of this Registration Statement but before the Company files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company’s Articles of Association generally include provisions related to the indemnification of officers and directors and the Company’s ability to purchase insurance against liability which officers and directors may incur in their capacities as such.  The Company’s standard form of indemnity agreement for officers and directors further outlines the Company’s mandatory and permissive indemnity and insurance obligations.  The general effect of the Company’s Articles of Association and form of indemnity agreement are summarized below.

Articles of Association

Article 11 of the Company’s Articles of Association generally provides, in relevant part:

The Company shall promptly indemnify, to the full extent permitted by law, any person made or threatened to be made a party to a threatened, pending or completed action, claim, litigation, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, predicated on any applicable law of any jurisdiction, whether a derivative action and/or whether formal or informal, by reason of the fact that the person, or his or her testator or intestate, is or was a director or officer of the Company or serves or served any other enterprise as a director or officer at the request of the Company or any predecessor of the Company against all judgments, amounts incurred in settlement, fines, penalties and, with respect to any employee benefit plan, any excise tax or penalty incurred in connection therewith, and all other reasonable liabilities of every type or nature whatsoever incurred in connection with the subject action and any and all reasonable expenses, fees, costs, charges, attorneys’ fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the director or officer in connection with the action for which he or she is not otherwise compensated by the Company, any affiliate, any third party or other entity and any and all other reasonable direct and indirect costs of any type or nature whatsoever, he or she may incur in connection with such action, if he did not engage in misconduct.

The Company shall from time to time pay to or reimburse a director or officer, or such other person or entity as the director or officer may designate in writing to the Company, any and all reasonable expenses, fees, costs, charges, attorneys’ fees and disbursements, other out-of-pocket costs, reasonable compensation for time spent by the director or officer in connection with the action for which he or she is not otherwise compensated by the Company, any affiliate, any third party or other entity and any and all other reasonable direct and indirect costs of any type or nature whatsoever incurred by or on behalf of such director or officer in connection with any action in advance of the final disposition or conclusion of any such action within ten days after the receipt of the director’s or officer’s written request therefore; provided, that the director or officer furnishes to the Company an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which would render indemnification impermissible under Article 11 or applicable law, and agrees in writing to repay any advances made if it is ultimately determined by a court of competent jurisdiction, or other panel or authority consented to by the director or officer, that he or she is not entitled to be indemnified by the Company.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company, and/or is or was serving as a director or officer of an affiliate, against any liability asserted against him or her and/or incurred by or on behalf of him or her in any such capacity, or arising out of his or her status as such a director or officer, whether or not the Company would have the power to indemnify him or her against such liabilities under this Article 11 or under applicable law.

The purchase and maintenance of such insurance shall not in any way limit or affect the rights and obligations of the Company and/or any director or officer under Article 11. Such insurance may, but need not, be for the benefit of all directors or officers of the Company and those serving as directors or officers of one or more affiliates. The Company may also create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided herein, therein or elsewhere. Such contracts may also include, without limitation, procedures for the determination of the right to indemnification (including the choice of venues and courts, agencies, panels or other authorities designated to make such determination), burden of proof, remedies for failure to make prompt payment, and other matters pertaining to both the substance of and procedures for indemnification.

The right to indemnification against liabilities and advancement of expenses provided to a director or officer by Article 11 shall not be deemed exclusive of any other rights to indemnification against liabilities and advancement of expenses which any director or officer of the Company and/or of an affiliate may be entitled under any charter provision, written agreement, resolution, vote of shareholders or disinterested directors of the Company or otherwise, both as to acts in his or her official capacity as such director or officer of the Company and/or of an affiliate or as to acts in any other capacity while holding such office or position, whether or not the Company would have the power to indemnify against liabilities or advance expenses to the director or officer under Article 11 or under applicable law.

The terms and provisions of Article 11 shall continue as to a director or officer subsequent to the cessation of his or her tenure as such, and such terms and provisions shall be binding upon and inure to the benefit of the heirs, estate, executors and administrators of such director or officer and the successors and assigns of the Company, including, without limitation, any successor to the Company by way of merger, consolidation and/or sale or disposition of all or substantially all of the assets or capital stock of the Company. Except as provided in Article 11, all rights and obligations of the Company and the directors or officers shall continue in full force and effect despite the subsequent amendment or modification of the Company’s Articles of Association, and such rights and obligations shall not be affected by any such amendment or modification, any resolution of directors or shareholders of the Company, or by any other corporate action which conflicts with or purports to amend, modify, limit or eliminate any of the rights or obligations of the Company and/or of the directors or officers.

Indemnity Agreement

The Company has entered into indemnity agreements with certain of its directors and officers, which agreements further clarify, expand and, in some cases, limit the director’s or officer’s rights to indemnification in specific circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	Rule 415 offering.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which any offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any other material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Filing of Registration Statement on Form S-8.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 13th day of November, 2008.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Alan W. Milinazzo
Alan W. Milinazzo
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of Orthofix International N.V. hereby appoints each of Alan W. Milinazzo, Robert S. Vaters and Raymond C. Kolls, jointly and severally, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, with full power to act alone, to sign on his behalf and in the capacity set forth below, any and all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file each such amendment and post-effective amendment to this Registration Statement, with all exhibits thereto, and any and all other documents in connection therewith, with the Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ Alan W. Milinazzo Alan W. Milinazzo	President, Chief Executive Officer and Director (Principal Executive Officer)	November 13, 2008

/s/ Robert S. Vaters Robert S. Vaters	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 13, 2008

/s/ James F. Gero James F. Gero	Chairman of the Board of Directors	November 13, 2008

/s/ Peter J. Hewett Peter J. Hewett	Deputy Chairman of the Board of Directors	November 13, 2008

/s/ Jerry C. Benjamin Jerry C. Benjamin	Director	November 13, 2008

Name and Signature	Title	Date

/s/ Charles W. Federico Charles W. Federico	Director	November 13, 2008

/s/ Guy Jordan Guy Jordan	Director	November 13, 2008

/s/ Thomas J. Kester Thomas J. Kester	Director	November 13, 2008

/s/ Maria Sainz Maria Sainz	Director	November 13, 2008

/s/ Walter von Wartburg Walter von Wartburg	Director	November 13, 2008

/s/ Kenneth R. Weisshaar Kenneth R. Weisshaar	Director	November 13, 2008

EXHIBIT INDEX

Exhibit
Number
4.1
Certificate of Incorporation of Orthofix International N.V. (filed as an exhibit to the annual report on Form 20-F of Orthofix International N.V. dated June 29, 2001 and incorporated herein by reference).

4.2
Articles of Association of Orthofix International N.V., as amended (filed as an exhibit to the quarterly report on Form 10-Q of Orthofix International N.V. for the quarter ended June 30, 2008 and incorporated herein by reference).

4.3
Form of Inducement Grant Nonqualified Stock Option Agreement between Orthofix International N.V. and Robert S. Vaters (filed as an exhibit to the current report on Form 8-K of Orthofix International N.V dated September 10, 2008 and incorporated herein by reference).

5*	Opinion of STvB Advocaten (Europe) N.V..

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of STvB Advocaten (Europe) N.V. (included in Exhibit 5).

24*	Power of Attorney (included on signature pages).

____________________
*  Filed herewith